_____________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LMI AEROSPACE, INC.
(Name of Registrant as Specified In Its Charter)

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_____________________________________________________________________________________________

LMI Aerospace, Inc.
411 Fountain Lakes Boulevard
St. Charles, Missouri 63301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 25, 2014
_____________________________________________________________________________________________

TO OUR SHAREHOLDERS:

The 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of LMI Aerospace, Inc., a Missouri corporation (the “Company”), will be held at 411 Fountain Lakes Boulevard, St. Charles, Missouri 63301, beginning at 10:00 a.m., local time, on June 25, 2014 for the following purposes:

1.	to elect three Class I Directors for a term expiring in 2017, and until their respective successors are duly elected and qualified;

2.	to ratify the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2014; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 25, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares registered in the name of each shareholder, will be open during usual business hours for the examination by any shareholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting at the office of the Company set forth above.

A copy of the Company’s annual report for its fiscal year ended December 31, 2013, accompanies this notice.

By Order of the Board of Directors,

Clifford C. Stebe, Jr.
Secretary
St. Charles, Missouri
April 30, 2014

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING ACCORDING TO YOUR WISHES. YOUR PROXY WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE ANNUAL MEETING IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 25, 2014: THE PROXY STATEMENT, PROXY CARD AND OUR 2013 ANNUAL REPORT ARE ALSO AVAILABLE AT http://ir.lmiaerospace.com/annuals.cfm and at https://materials.proxyvote.com/.

_____________________________________________________________________________________________

LMI Aerospace, Inc.
411 Fountain Lakes Boulevard
St. Charles, Missouri 63301

PROXY STATEMENT

ANNUAL MEETING

The enclosed proxy is solicited by the Board of Directors of LMI Aerospace, Inc. (the “Company”) to be voted at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at the Company’s principal office located at 411 Fountain Lakes Boulevard, St. Charles, Missouri 63301, beginning at 10:00 a.m. local time on June 25, 2014, or at any adjournment thereof, for the purposes set forth herein and the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, this Proxy Statement and the enclosed form of proxy are first being mailed or distributed on or about May 16, 2014 to holders of record of our common shares at the close of business on April 25, 2014. Whether or not you expect to attend the Annual Meeting in person, please return your executed proxy in the enclosed envelope, and the shares represented thereby will be voted in accordance with your wishes. The proxy statement is also available at http://ir.lmiaerospace.com/annuals.cfm and at https://materials.proxyvote.com/.

SOLICITATION OF PROXIES

Solicitation of proxies is being made by the Company and will be made primarily by mail. In addition to solicitation by mail, officers, directors and employees of the Company may solicit personally, by mail or by telephone if proxies are not promptly received. The cost of solicitation will be borne by the Company and will include reimbursement paid to banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred as a result of forwarding solicitation materials to the beneficial owners of the Company’s common stock, par value $0.02 per share (the “Common Stock”).

REVOCATION OF PROXY

If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so in accordance with the following procedures.

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company, Clifford C. Stebe, Jr., at the principal office of the Company in St. Charles, Missouri, of such revocation no later than June 24, 2014, or by attending the Annual Meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request.

If you hold shares beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 p.m. EDT on June 24, 2014, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

RECORD DATE

The close of business on April 25, 2014 (the “Record Date”) has been fixed as the record date for the determination of the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the Record Date, there were outstanding 12,924,900 shares of Common Stock.

BOARD RECOMMENDATIONS

Unless otherwise directed by the giver of the proxy, the persons named in the enclosed form of proxy, that is, Clifford C. Stebe, Jr., or, if unable or unwilling to serve, Daniel G. Korte, will vote your shares, and the Board of Directors of the Company recommends that you vote your shares, as follows:

1.
FOR ALL persons named herein as a nominee for Class I Director of the Company for a term expiring at the 2017 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	FOR the ratification of the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2014; and

3.	According to such person’s judgment on the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

VOTING RIGHTS AND VOTE REQUIRED

Voting Rights

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters to be acted on at the Annual Meeting, including the election of directors. There are no cumulative voting rights.

Vote Required

Quorum

A majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date, 6,462,451 shares of Common Stock, present or represented by proxy at the Annual Meeting will constitute a quorum at the Annual Meeting.

Proposal No. 1 – Election of Directors

The affirmative vote of a majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting is required to elect a person nominated for director. Shares present at the Annual Meeting represented by proxies that are marked “WITHHOLD AUTHORITY” with respect to the election of a person to serve on the Board of Directors will be counted as shares present and entitled to vote and will have the same effect as a vote against the nominee as to which such direction applies. Shares represented by a proxy as to which there is no voting instruction given (a “broker non-vote”) will not be deemed represented at the meeting for purposes of electing directors and, therefore, will have no effect on the election of directors. Such shares will, however, be counted for quorum purposes.

Although Missouri law requires that directors be elected by a majority of the shares voted at a meeting, the failure of a director of a Missouri corporation to receive the required majority vote may not necessarily result in the relinquishment of his or her directorship. For this reason the Company requires that each director submit a contingent resignation in writing to the Chairman of the Board of Directors if the director nominee fails to receive a majority of the votes cast. The Corporate Governance & Nominating Committee (the “CG&N Committee”) then decides whether to recommend to the Board of Directors acceptance or rejection of the resignation or if other actions should be taken. The Board of Directors, in turn, must act on the tendered resignation, taking into account the CG&N Committee’s recommendation, and publicly disclose its decision and reasons for such decision within 90 days from the date of the certification of the election results. A director who tenders his or her resignation under this policy may not participate in the consideration by the CG&N Committee concerning its recommendation to the Board of Directors or in the Board of Directors’ decision on whether or not to accept or reject the resignation or take any other action.

Should the nominees named herein for election as directors become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause a nominee to be unavailable to serve.

Proposal No. 2

The vote required for the approval of Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm will be the affirmative vote of the majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Shares present at the Annual Meeting represented by proxies that are marked “ABSTENTION” with respect to Proposal No. 2 will be counted as shares present and entitled to vote and will have the same effect as a vote against Proposal No. 2. Unlike Proposal No. 1, if you do not provide voting instructions to your broker, with respect to Proposal No. 2, your broker is permitted to vote on your behalf with respect to Proposal No. 2 because it is a discretionary matter. Please see “Broker Voting” below.

All Other Proposals

The vote required for the approval of all other proposals that properly come before the meeting will be the affirmative vote of the majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Only the shares represented at the Annual Meeting will affect the outcome as to any such proposal.

Broker Voting

If you hold shares through a bank, broker, trustee or other nominee, follow the voting instructions you receive from such agent. If you do not submit voting instructions to your bank, broker, trustee or other nominee, such agent can only vote your shares with respect to “discretionary” items. Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm is the only discretionary item in this proxy statement. Therefore, your shares will not be voted for Proposal No. 1 if your broker does not receive directions from you but will be counted for purposes of determining the presence of a quorum. If you hold your shares through a bank, broker, trustee or other nominee, it is critically important that you submit your voting instructions if you want your shares to count with respect to such proposal.

Inspectors of Election

Votes will be counted by duly appointed inspectors of election, whose responsibilities are to ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at the Annual Meeting and the validity of proxies and ballots, count all votes and report the results to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the ownership of our Common Stock as of March 31, 2014, by:

•	each of our directors (including the nominees for election as directors);

•	each of our named executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our directors and executive officers as a group.
In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares of Common Stock the investor actually owns beneficially or of record;

•	all shares of Common Stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares of Common Stock the investor has the right to acquire within 60 days (such as an option or warrant which is scheduled to vest within 60 days).
With respect to each person, beneficial ownership is therefore based on 12,924,900 shares of Common Stock outstanding as of March 31, 2014, plus the number of shares of Common Stock the investor has the right to acquire within 60 days of March 31, 2014. Shares of Common Stock that the investor has the right to acquire within 60 days of March 31, 2014, for example, pursuant to an option award, are considered outstanding and beneficially owned by the person holding the restricted stock for the purposes of computing beneficial ownership of that person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. No shares of Common Stock beneficially owned by any executive officer or director have been pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Ronald S. Saks	1,149,053	(2)	8.9%
Joseph Burstein	257,715	(3)	2.0%
Sanford S. Neuman	255,969	(4)	2.0%
Charles M. Newell	103,407	(5)	*
Henry H. Newell	103,407	(6)	*
Lawrence E. Dickinson	88,014	(7)	*
Cynthia G. Maness	55,635	(8)	*
John M. Roeder	28,530	(9)	*
John S. Eulich	27,819	(10)	*
Judith W. Northup	23,419	(11)	*
Robert T. Grah	13,093	(12)	*
Richard L Johnson	11,354	(13)	*
Clifford C. Stebe, Jr.	10,891	(14)	*
All Directors and Executive Officers as a group (15 persons)	2,166,212	(15)	16.8%

Adage Capital Partners, L.P.	1,146,347	(16)	8.9%
200 Clarendon Street, 52nd Floor
Boston, Massachusetts 02116

Royce & Associates, LLC	1,055,901	(17)	8.2%
745 Fifth Avenue
New York, New York 10151

Glen Capital Partners Fund I, L.P.	910,305	(18)	7.0%
Glen Capital Partners LLC Glen Capital Partners GP I LLC Gregory L. Summe
275 Grove Street, Suite 2-400
Newton, MA 02466
*Represents less than 1% of the shares of Common Stock outstanding as of March 31, 2014.

(1)	Percentages are based on 12,924,900 shares of Common Stock outstanding as of March 31, 2014.

(2)
Includes 1,148,988 shares of Common Stock held of record by the Ronald S. Saks Revocable Trust U/T/A dated June 21, 1991, for which Mr. Saks, as trustee, maintains sole voting and investment authority. Also includes 65 shares of Common Stock held of record by the Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Saks. This information comes from filings made with the Commission and information provided to the Company by Mr. Saks.

(3)
Includes 257,715 shares of Common Stock held of record by the Joseph Burstein Revocable Trust U/T/A dated August 20, 1983, for which Mr. and Mrs. Burstein, as co-trustees, share voting and investment authority. 8,038 of those shares held in the trust are shares of restricted stock vesting between June 2014 and June 2015.

(4)
The total includes 242,269 shares of Common Stock held of record in a trust for which Mr. Neuman is beneficiary and trustee, and maintains sole voting and investment authority, plus 13,700 shares of Common Stock held in various trusts for which Mr. Neuman, as trustee, maintains sole voting and investment authority. 8,038 of those shares held in trusts are shares of restricted stock vesting between June 2014 and June 2015.

(5)	Includes an aggregate of 103,407 shares of Common Stock held by Tech Investments LLC and Tech Investments II, LLC, for which Mr. C. Newell is a manager of each.
(6)	Includes an aggregate of 103,407 shares of Common Stock held by Tech Investments LLC and Tech Investments II, LLC, for which Mr. H. Newell is a manager of each.
(7)
Includes 53,356 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Dickinson, and 1,100 shares of Common Stock directly or indirectly owned by Mr. Dickinson’s child, who maintains a principal residence at Mr. Dickinson’s residence. Mr. Dickinson has disclaimed beneficial ownership of such shares owned by his child. Also includes 5,900 shares of restricted stock vesting between February 2015 and February 2016.

(8)
Includes 12,063 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Ms. Maness. Also includes 4,450 shares of restricted stock vesting between February 2015 and February 2016.

(9)	Includes 10,149 shares of restricted stock held by Mr. Roeder vesting between June 2014 and June 2015.

(10)	Includes 8,038 shares of restricted stock held by Mr. Eulich vesting between June 2014 and June 2015.
(11)	Includes 8,038 shares of restricted stock held by Ms. Northup vesting between June 2014 and June 2015.
(12)
Includes 297 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Grah and 5,100 shares of restricted stock vesting between February 2015 and February 2016.

(13)
Includes 162 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Johnson and 8,060 shares of restricted stock vesting between November 2014 and February 2016.

(14)
Includes 219 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Stebe and 2,200 shares of restricted stock vesting between February 2015 and February 2016. Also includes 1,500 shares of Common Stock held by Mr. Stebe’s spouse.

(15)
Includes (a) 66,459 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of executive officers of the Company, and
(b) 102,366 shares of restricted stock held by executive officers and directors of the Company.

(16)
As reflected on Schedule 13G/A filed with the Commission on February 5, 2014 by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross. ACP has the power to dispose of and the power to vote the 1,146,347 shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly own any shares of Common Stock. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the Common Stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, ACPGP, ACA, Mr. Atchinson and Mr. Gross each may be deemed to beneficially own the shares owned by ACP.

(17)
As reflected on Schedule 13G filed with the Commission on January 10, 2014 by Royce & Associates, LLC (“Royce”). Royce reported sole voting power of 1,055,901 shares; no shared voting power; sole dispositive power of 1,055,901 shares; and no shared dispositive power. Various Accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the issuer. The interest of one account, Royce Opportunity Fund an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 651,335 shares or 5.07% of the total shares outstanding.

(18)
As reflected on Schedule 13G filed with the Commission on April 7, 2014 by Glen Capital Partners Fund I, L.P., a Delaware limited partnership, (“GCP Fund”), Glen Capital Partners LLC, a Delaware limited liability company (“GCP LLC”), Glen Capital Partners GP I LLC, a Delaware limited liability company (“GCP GP”) and Gregory L. Summe, a U.S. citizen (“Summe”) Each of GCP Fund, GCP LLC, GCP GP and Summe reported shared voting power and shared dispositive power of 910,305 shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

INFORMATION ABOUT THE NOMINEES AND CURRENT DIRECTORS

The Company’s Amended and Restated By-laws provide for a division of the Board of Directors of the Company (the “Board of Directors” or the “Board”) into three classes. One of the classes is elected each year to serve a three-year term. The terms of the current Class I Directors expire at the Annual Meeting.

The Company’s Amended and Restated By-laws currently specify that the number of directors shall be not less than three or more than nine, subject to amendment by the Board of Directors. The number of directors currently authorized is nine; however, there are two vacancies for Class II Directors and one vacancy for a Class III Director on the Board of Directors. The Company’s Amended and Restated By-laws provide that vacancies on the Board of Directors may be filled by the remaining members of the Board of Directors. There are no established term limits for service as a director of the Company. Pursuant to its charter, the CG&N Committee recommends to the Board of Directors persons to fill vacancies on the Board of Directors. The Board of Directors intends to continue to seek qualified individuals to fill the three current vacancies. Proxies solicited by the Company for the election of directors cannot be voted for a greater number of persons than the number of nominees named in the proxy.

Three directors are to be elected at the Annual Meeting. The Board of Directors, after recommendation by the CG&N Committee, has designated Messrs. Neuman and Eulich and Ms. Northup as nominees for re-election as Class I Directors of the Company at the Annual Meeting. If elected, such nominees will serve until the expiration of their terms at the 2017 Annual Meeting of Shareholders and until their successors are elected and qualified. The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

Director Qualifications

Pursuant to its charter, the CG&N Committee considers the knowledge, experience, integrity and judgment of possible candidates for nomination as a director; their potential contribution to the Board’s diversity of backgrounds, experience and competencies; and their ability to devote sufficient time and effort to their duties as directors. The Company does not have a formal diversity policy, but the CG&N Committee considers diversity in the process of considering candidates for nomination as a director and monitors the consideration of diversity through the annual self-evaluation process.

The CG&N Committee reviews, at least annually, the size, structure, independence and membership of the Board of Directors and its committees to assure that the proper skills, independence and experience are represented on the Board and its committees. In conducting its review, the Committee considers the contributions of existing directors and the overall needs of the Company and regularly determines whether, in the aggregate, the directors satisfy the Company’s Corporate Governance Principles, a set of guidelines adopted by the Board of Directors regarding, among other things, director qualifications and responsibilities. These principles establish certain characteristics, experience and skill requirements for potential candidates for the Board of Directors, including, but not limited to, a candidate’s personal and business ethics, financial literacy, business experience, demonstrated record of achievement and other directorships. The Company’s Corporate Governance Principles are available on its website at http://www.lmiaerospace.com, and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525. Information contained on or accessible through our corporate website shall not be deemed to constitute part of this proxy statement.

Potential new candidates are evaluated by the CG&N Committee through personal interviews and a thorough review of such criteria. In general, it is expected that each director of the Company will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. In addition, it is expected that the Board of Directors as a whole will be made up of individuals with significant senior management and leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

Among other criteria, the experience set deemed necessary for the Board of Directors as a whole includes financial and managerial expertise, experience with manufacturing operations, an understanding of the aerospace and defense industries, knowledge of strategic planning, familiarity with legal, corporate, governmental and regulatory issues, experience as a director of other public companies, independence and diversity, whether in experience and background or based on race, gender or national origin.

Board of Directors Nominees

The following table sets forth for each director, such director’s age, principal occupation for at least the last five years, present position with the Company, qualifications to serve on the Board of Directors, the year in which such director was first elected or appointed a director (each serving continuously since first elected or appointed), directorships with other companies whose securities are registered with the Commission, and the class of such director.

Class I: To be elected to serve as Director until 2017

Name	Age	Principal Occupation	Service as Director Since

Sanford S. Neuman	78
Mr. Neuman has served as a Director and Assistant Secretary of the Company since 1984. Mr. Neuman is a Senior Partner at the law firm Polsinelli PC, which he joined in 2012. Prior to joining Polsinelli PC, Mr. Neuman had been a Member of Gallop, Johnson & Neuman, L.C. for more than thirty years. Mr. Neuman served as the Managing Member of Gallop, Johnson & Neuman, L.C. from May 2000 until he was elected Chairman on March 31, 2005. Mr. Neuman’s legal background, together with his leadership role in the management of a major St. Louis law firm and his long association with the Company, give him valuable insight into the Board’s supervisory responsibilities of management and corporate governance matters, including legal and regulatory compliance. Such background and experience are particularly relevant to Mr. Neuman’s service as Chair of the CG&N Committee.
			1984

John S. Eulich	63
Mr. Eulich was elected as a Director of the Company on August 22, 2005. Since March 11, 2010, Mr. Eulich has also served on the Board of Directors of Enterprise Financial Services Corp., which is traded on the NASDAQ under the symbol EFSC. He served as President of Mark Andy, Inc., a subsidiary of Dover Corp, from 1989 to 2003 and as President of INDEECO (Industrial Engineering and Equipment Company, Inc.), a privately held manufacturer of electric heaters and controls, from 2008-2011. He served as Chairman and the Chief Executive Officer of ASPEQ Holdings, Inc., the parent company of INDEECO since July 1, 2008. Mr. Eulich’s extensive executive experience, especially in manufacturing, finance, marketing and human resources, is particularly relevant as the lead director and as a member of the Compensation and Audit Committees.
			2005

Judith W. Northup	63
Ms. Northup was appointed to serve as a director of the Company on May 2, 2006. Ms. Northup served as an executive officer of Vought Aircraft Industries, Inc. (now owned by Triumph Group, Inc.), a large aircraft manufacturer and assembler, from 1997 until her retirement on March 1, 2006. Ms. Northup is a member of the board of directors and the compensation and nominating committee of Exostar, a provider of secure collaboration and integrated supply-chain solutions to the aerospace and defense industries. Her extensive executive experience in the aerospace and defense industries, including operational experience, particularly in manufacturing, supply-chain management, human resources and corporate governance, provides valuable and relevant insight into the Company’s business operations and long-term strategic goals and business plans and is particularly relevant to her service as the Chair of the Compensation Committee and a member of the Audit and CG&N Committees.
			2006

Class II:  To continue to serve as Director until 2015

Name	Age	Principal Occupation	Service as Director Since

John M. Roeder	71
Mr. Roeder has acted as a financial consultant since 1999. Mr. Roeder was formerly the Director in Residence at The Institute for Excellence in Corporate Governance of The University of Texas at Dallas – School of Management and a member of the board of directors and the audit committee of Fiduciary/Claymore MLP Opportunity Fund (a Guggenheim fund), which is traded on the New York Stock Exchange under the symbol FMO. From 2005 through 2008, Mr. Roeder was a member of the board of directors and the audit committee for Fiduciary/Claymore Dynamic Equity Fund, which was traded on the New York Stock Exchange under the symbol HCE. His extensive experience in, among other things, corporate finance, accounting, and strategic planning is particularly relevant to his service as Chair of the Audit Committee.
			2003

Class III: To continue to serve as Director until 2016

Name	Age	Principal Occupation	Service as Director Since

Ronald S. Saks	70	Mr. Saks has been a director since 1984, serving as our non-executive Chairman of the Board since March 18, 2014. Mr. Saks served as our Chief Executive Officer from 1984 to 2014 and as our President from 1984 to 2009. His financial and managerial background, together with his leadership role with the Company since 1984, provides Mr. Saks with valuable insights into the Company’s operations, challenges and opportunities.	1984

Joseph Burstein	86	Mr. Burstein has been a director since 1984, serving as Chairman of the Board from 1984 to 2014. Mr. Burstein has extensive entrepreneurial and managerial experience, including an executive role in the Company, providing valuable insight in long-term strategic planning, the operations of the Company and supervision of management in implementing corporate policy and goals. Such background and experience is particularly relevant to his service on the Compensation Committee and the CG&N Committee.	1984

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE CLASS I DIRECTORS.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

The Board of Directors is committed to effective and independent oversight of management and effective corporate governance. The Board leadership structure promotes effective governance through a Chairman of the Board and a separate designated independent Lead Director of the Board as well as through committee composition and structure.

The Board believes that strong, independent leadership and oversight of management are the best means of achieving an effective Board of Directors. Accordingly, our leadership structure separates the roles of the Chief Executive Officer and the Chairman of the Board and includes a separate Lead Director. The Lead Director is an independent director. The primary role of our Chairman of the Board is to preside at all meetings of the Board at which the Chairman is physically present. In his or her absence, the Lead Director presides at Board meetings. It is the role of the Lead Director to approve the agenda for all Board meetings and to set the agenda for and lead sessions of the independent directors as well as certain discussions of the Board of Directors. The Lead Director has the authority to call executive sessions of the independent directors and serves as liaison between the independent directors and the Chief Executive Officer.

Board Oversight of Risk

The goal of the Company’s risk management function is to identify, analyze and manage material risk inherent in the implementation of the Company’s business plan and strategy. Management is responsible for the identification and management of risks while it is the directors’ responsibility to oversee management’s risk management activities and hold management accountable.

The Board oversees an overall enterprise approach to risk management that supports the operational and strategic objectives of the Company. The Board delegates oversight of certain considerations of risk to its committees within each of their respective areas of responsibility. Financial risk oversight falls within the purview of the Audit Committee; compensation and benefit risks are under the oversight of the Compensation Committee; and governance matters, including the implementation of and compliance with the Company’s Code of Business Conduct and Ethics and the review and approval of related person transactions, are under the oversight of the CG&N Committee.

Management is responsible for day-to-day risk management. Management provides information to the Board in its presentations and other communications at least quarterly, at regularly scheduled Board meetings, or more frequently, if circumstances warrant. The Company’s risk management policy requires a discussion of risks identified by management as being relevant to any report being given to, or any matter being considered by, the Board for action.

Determination of Director Independence

Rules of the NASDAQ Stock Market LLC require that a majority of the Board of Directors be “independent,” as defined in the NASDAQ Listing Rule 5605(a)(2). Under the NASDAQ rules, the Board of Directors must make an affirmative determination that a director is independent by determining that the director has no relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has reviewed the independence of its directors under the NASDAQ rules. During this review, the Board of Directors considered transactions and relationships between each director, or any member of his or her family, and the Company. Consistent with the review and recommendation of the CG&N Committee, the Board of Directors has determined that Messrs. Burstein, Eulich, Roeder and Neuman and Ms. Northup are independent under the NASDAQ Listing Rule 5605(a)(2).

Board of Directors and Committee Meetings; Annual Meetings; Corporate Governance

The Board of Directors meets throughout the year on a set schedule and holds special meetings and acts by written consent from time to time as appropriate. Regularly scheduled meetings include sessions for the independent directors to meet without management present, and the Lead Director chairs these sessions. During the 2013 fiscal year, 5 meetings of the Board of Directors were held. Each director attended in person or by phone 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the 2013 fiscal year, except Mr. Burstein who could not attend certain meetings due to personal reasons. Each director attended in person or by phone 75% or more of the aggregate of the total number of meetings held during the period by all committees of the Board of Directors on which he or she served during the 2013 fiscal year, except Mr. Burstein who could not attend certain meetings due to personal reasons.

Although the Company has no formal policy with regard to directors’ attendance at annual meetings of its shareholders, it is expected that all directors will attend. All of the Company’s directors attended the 2013 annual shareholders’ meeting, either in person or by telephone, except Mr. Burstein who could not attend due to personal reasons.

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the CG&N Committee. The Board of Directors has adopted a written charter for each committee. A current copy of each such charter is available on the Company’s website, http://www.lmiaerospace.com and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525. Information contained on or accessible through our corporate website shall not be deemed to constitute part of this proxy statement.

Audit Committee

The Audit Committee is currently composed of Messrs. Roeder (Chair) and Eulich and Ms. Northup, each of whom is “independent” in accordance with the NASDAQ standards, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board of Directors has determined that Mr. Roeder is qualified as an “audit committee financial expert” as that term is defined in the rules promulgated by the Commission under the Exchange Act. The Audit Committee evaluates significant matters relating to the audit and internal controls of the Company, including selecting and appointing the Company’s independent registered public accounting firm and reviewing the scope and results of the audits conducted by such firm, and performs other functions or duties provided in the Audit Committee Charter. During the 2013 fiscal year, the Audit Committee held 4 meetings. The Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to designated Company employees, who then report such information to the Audit Committee, of concerns regarding, among other things, questionable accounting or auditing matters. See “Code of Business Conduct and Ethics” below.

Compensation Committee

The Compensation Committee is currently composed of Ms. Northup (Chair) and Messrs. Burstein and Eulich. The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the NASDAQ independence standards, is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and is an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the Company’s remuneration policies and practices, including executive compensation, and administers the Company’s share-based compensation plans. During the 2013 fiscal year, the Compensation Committee held 4 meetings.

Corporate Governance & Nominating (CG&N) Committee

The CG&N Committee is currently composed of Messrs. Neuman (Chair) and Burstein and Ms. Northup, each of whom is independent in accordance with the NASDAQ’s standards. The primary responsibilities of the CG&N Committee in fulfilling its oversight of the Company’s governance and nominating principles and procedures include:

•
the periodic review of the Company’s Corporate Governance Principles, which are discussed above under the subsection “Director Qualifications,” and the making of any recommendations to the Board of Directors for changes thereto;

•	the monitoring for compliance with the Company’s Corporate Governance Principles;

•
the review, at least annually, of the size, structure, independence and membership of the Board of Directors and its committees to assure that the proper skills, independence and experience are represented on the Board of Directors and its committees;

•	the evaluation of proposed nominees for election to the Board of Directors, including nominees recommended by shareholders;

•	the oversight of and advice to management with respect to the implementation of conflicts of interest and ethics policies; and

•	the review of succession plans relating to positions held by elected corporate officers, including the Chief Executive Officer.

In considering candidates for Board of Directors membership, the CG&N Committee evaluates recommendations from members of the Board of Directors, management and shareholders in accordance with the procedures described above in “Information About the Nominees and Current Directors – Director Qualifications.” The CG&N Committee will give appropriate consideration to written recommendations from shareholders regarding the nomination of qualified persons to serve as directors of the Company, provided that such recommendations contain sufficient information regarding proposed nominees so as to permit the CG&N Committee to properly evaluate each nominee’s qualifications to serve as a director under substantially the same procedures as are applied to other candidates. Nominations must be addressed to the Secretary of the Company at its address appearing on the first page of this Proxy Statement.

During the 2013 fiscal year, the CG&N Committee held 2 meetings.

Code of Business Conduct and Ethics

All directors, officers and employees of the Company, including its Chief Executive Officer and its Chief Financial Officer, are required to comply with the Company’s Code of Business Conduct and Ethics to ensure that the Company’s business is conducted in a legal and ethical manner. The Code of Business Conduct and Ethics covers all areas of business conduct, including employment policies and practices, conflicts of interest and the protection of confidential information, and requires strict adherence to all laws and regulations applicable to the conduct of our business. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Business Conduct and Ethics. The CG&N Committee oversees and advises management with respect to management’s implementation of the Code of Business Conduct and Ethics and makes recommendations to the Board of Directors for any changes, amendments and modifications. The Company, through the Audit Committee, has procedures in place to receive, retain, investigate and otherwise address complaints received regarding accounting, internal accounting control or auditing matters and to allow for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. The Company’s Code of Business Conduct and Ethics can be found on its website, http://www.lmiaerospace.com, and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525. Information contained on or accessible through the Company’s corporate website shall not be deemed to constitute part of this proxy statement.

Director Compensation

The following table presents the compensation of our non-employee directors for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Joseph Burstein (3)	40,000	60,000	100,000
John S. Eulich (3)	40,000	60,000	100,000
Sanford S. Neuman (3)	40,000	60,000	100,000
Judith W. Northup (3)	40,000	60,000	100,000
John M. Roeder (4)	-	100,000	100,000

(1)	This column represents the payment of the cash portion of the annual fee to each director.

(2)
This column represents the grant date fair value of restricted stock awarded to each director during the 2013 fiscal year computed in accordance with FASB ASC Topic 718. Pursuant to Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	As of December 31, 2013, such director held 8,038 shares of restricted stock vesting between June 2014 and June 2015, which includes 3,167 shares of restricted stock granted in 2013.
(4)
As of December 31, 2013, such director held 10,149 shares of restricted stock vesting between June 2014 and June 2015, which includes 3,167 shares of restricted stock granted in 2013 and an additional 2,111 shares of restricted stock granted in 2013 in lieu of additional cash compensation of $40,000 in accordance with the directors compensation plan.

Narrative for Director Compensation Table

Each of our non-employee directors is paid an annual retainer in the amount of $100,000, consisting of cash and restricted stock or entirely restricted stock. The cash portion, if any, is paid in arrears in equal quarterly installments at the end of each calendar quarter. The restricted stock portion is awarded annually on or about the date of the Company’s Annual Meeting of Shareholders. From January 2013 through July 2013, the annual rate for the cash portion of the fee was $40,000, the annual value of the restricted stock portion was equal to approximately $60,000 on the date of award, and the shares of restricted stock vested (and their restrictions lapsed) on the third anniversary of the grant date. Beginning in July 2013, directors were allowed to elect to have up to 100% (but no less than 60%) of their retainer paid in restricted stock. In addition, beginning with the grants made to our directors in July 2013, the shares of restricted stock vest (and the restrictions lapse) on the first anniversary of the grant date. During the restriction period, directors have the right to vote restricted shares, but directors may not sell, assign, pledge, otherwise transfer, or encumber restricted shares until the restrictions are removed. If a director has a separation of service from the Board of Directors before the restricted shares are vested, any unvested shares may be subject to forfeiture.

Our directors do not receive additional per meeting fees, nor do they receive additional compensation for service on committees.

Equity or Other Security Ownership Requirements or Guidelines

Directors are expected to own at least 5,000 shares of our common stock, which ownership may be phased in over a five-year period commencing on the date upon which the director in question is first elected or appointed to the Board of Directors. All of our current directors meet this guideline. The guideline is not applicable to executive officers.

Compensation Committee Interlocks and Insider Participation

During the 2013 fiscal year, no member of the Compensation Committee was or had been an officer or employee of the Company or had any relationship requiring disclosure under the rules or regulations of the Commission. During 2013, no executive officer of the Company served as a member of the Compensation Committee or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are provided in its Charter, which has been approved by the Board of Directors of the Company.

In fulfilling its oversight responsibilities with respect to the December 31, 2013 financial statements, the Audit Committee, among other things, has:

•
reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2013, including a discussion of the quality and acceptability of our financial reporting and internal controls;

•
discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•
discussed with the Company’s independent registered public accounting firm its independence from management and the Company, received and reviewed the written disclosures in the letter from the Company’s independent registered public accounting firm as required by the Public Company Accounting Oversight Board, and considered the compatibility of non-audit services with the Company’s independent registered public accounting firm’s independence; and

•	discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted,

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
LMI AEROSPACE, INC.

John M. Roeder, Chair of the Audit Committee
John S. Eulich, Member
Judith W. Northup, Member

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The CG&N Committee is responsible for review, approval, ratification or other appropriate action regarding all transactions involving the Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000. We have developed and implemented policies and procedures to obtain information from our directors and executive officers about related person transactions to assure that all such transactions are brought to the attention of, and appropriately reviewed by, the CG&N Committee. As required by Commission rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement.

All directors and executive officers annually complete, sign and submit a directors’ and officers’ questionnaire designed to, among other things, identify related person transactions on both an actual and potential conflicts of interest basis. Our directors and officers are also required to update their information if there are any changes during the year. Under the Company’s Code of Business Conduct and Ethics, our directors and officers are required to immediately disclose all relevant facts and circumstances of any such potential conflict of interest to our Compliance Officer for his or her initial review. If the Compliance Officer determines that there appears to be an actual or potential conflict, he or she will refer the matter to the CG&N Committee to determine whether the related person has a material interest in the transaction requiring its approval, ratification, rescission or other action determined to be appropriate by the CG&N Committee.

Sanford S. Neuman, a director of the Company, is a Senior Partner at the law firm Polsinelli PC, which provided legal services to the Company in 2013 and is expected to provide legal services to the Company in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, the Company’s directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Commission. Such individuals are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company or written representations that no reports were required to be filed, the Company believes that each of its executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the 2013 fiscal year, except for the following: one Form 4 for one transaction for each of Messrs. Eulich, Roeder, Neuman and Burstein and Ms. Northup.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Compensation Objectives and Philosophy

We believe that our compensation structure rewards our executive team at a level that promotes the Company’s short-term financial and operational performance as well as its long-term strategic business plan. It is based on a pay for performance philosophy that recognizes the individual contributions of our executives to the Company’s financial and operational performance and aligns their interests with the interests of our shareholders.

We believe that establishing and fairly implementing a comprehensive executive compensation program is critical to attracting and retaining talented and dedicated management. Accordingly, our overall compensation philosophy also includes providing compensation and benefits that enable us to attract, retain and motivate highly skilled people who work together as a team to achieve our financial and strategic business objectives.

In furtherance of our compensation philosophy, our executive compensation program is designed to:

•	provide fair and reasonable compensation that meets the competitive environment for executive talent;

•	help motivate the members of our executive team to achieve excellent performance on both a short-term and a long-term basis; and

•	align the interests of our executive team members with those of our shareholders in order to promote the long-term success of the Company.

Executive Summary of Compensation Structure and 2013 Compensation

The Company’s named executive officers for 2013 were:

Ronald S. Saks	Chief Executive Officer and President*
Lawrence E. Dickinson	Vice President, Chief Financial Officer and Secretary**
Clifford C. Stebe, Jr.	Corporate Controller**
Robert T. Grah	Chief Operating Officer of Aerostructures
Richard L. Johnson	President of D3 Technologies, Inc.
Cynthia G. Maness	Vice President of Human Resources and Organizational Development
Charles M. Newell	Co-President of Aerostructures**
Henry H. Newell	Co-President of Aerostructures**

*	Mr. Saks retired as Chief Executive Officer and President effective March 18, 2014.

**
Mr. C. Newell and Mr. H. Newell resigned as Co-Presidents of Aerostructures effective October    31, 2013. In November 2013, the Board of Directors of the Company appointed Mr. Dickinson    President of Valent and Mr. Stebe Chief Financial Officer.

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through (a) a fair and competitive base salary, (b) annual cash incentive bonuses payable in connection with achieving short-term annual performance goals, and (c) awards of restricted stock, which are subject to longer-term time-based vesting provisions to reward the long-term performance and loyalty of our executives.

In addition, we have multi-year employment agreements with each of our named executive officers.

Highlights of the Company’s executive compensation program in 2013 include the following:

•
3.00% increases in the base salary as set forth in the employments agreements for our named executive officers was aligned with the average percentage increase of our other salaried employees, other than Mr. Saks, who received a 6.70% increase in base salary as part of a three-year effort to align his base salary with the Company’s internal salary structure.

•	Messrs. Dickinson, Johnson, Grah and Stebe and Ms. Maness received 2,400 shares, 3,000 shares, 2,400 shares, 1,200 shares and 2,200 shares, respectively, of restricted stock.

•
The Aerostructures segment exceeded 60% but not 100% of its budgeted net annual operating income and so Mr. Grah received a cash bonus in an amount equal to 5% of his base salary. The Engineering Services segment did not exceed 60% of its budgeted net annual operating income, and the Company as a whole did not exceed 60% of its budgeted net annual operating income for 2013. Accordingly, none of the other named executive officers received a cash bonus under the 2013 annual incentive cash bonus plan.

Compensation and Risk

We believe that our compensation program discourages our employees from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

•	Provides a mix of guaranteed compensation and incentive-based compensation;
•	Strikes a balance between the use of short-term incentives and longer-term incentives;
•	Uses incentives that are consistent with our strategic initiatives;
•	Bases bonus payments on the performance of the Company as a whole as well as individual business segments when appropriate;
•	Uses vesting of restricted stock awards that requires long-term commitment on the part of our employees;
•	Was developed and approved by, and is monitored by, our Compensation Committee; and
•	Includes a compensation recovery (clawback) policy.

Compensation Committee Process

The Compensation Committee of our Board of Directors generally administers our compensation programs, including our equity incentive program, and approves our executive officers’ compensation. It has the authority to retain and oversee outside counsel and such other experts or consultants as it deems necessary to discharge its duties. Our Board of Directors appoints the members of the Compensation Committee, which currently consists of Ms. Northup, its Chair, and Messrs. Eulich and Burstein, all of whom are independent directors. The duties, responsibilities and authority of the Compensation Committee are prescribed in the Compensation Committee Charter. The Compensation Committee Charter is reviewed periodically and revised by the Board of Directors as appropriate. Our Compensation Committee Charter can be found on our website at http://www.lmiaerospace.com. Information contained on or accessible through the Company’s corporate website shall not be deemed to constitute part of this proxy statement.

While all decisions regarding executive compensation are ultimately made by our Compensation Committee, in practice, the Compensation Committee generally relies heavily on the recommendations of the Chief Executive Officer with respect to all of our executive officers, other than the Chief Executive Officer himself.  In particular, the Compensation Committee relies on the Chief Executive Officer’s assessment of each executive officer’s individual performance measured by the officer’s contributions to the achievement of our strategic and financial objectives as well as the executive’s level of responsibility and level of specialized experience and knowledge.

Determinations by our Compensation Committee are not made in accordance with strict formulas that measure weighted qualitative and quantitative factors. Rather, such determinations are more subjective in nature and take into account not only the recommendations of our Chief Executive Officer based on the criteria described above but also such other factors deemed relevant by the Compensation Committee to blend competitive ranges with our own internal policies and practices, including internal equity, responsibilities relative to other executives, additional duties undertaken and potential for advancement. The use by our Compensation Committee of other outside resources and references, such as industry benchmarks, has historically been somewhat limited. However, in December 2013, the Compensation Committee engaged the independent compensation consultant Pay Governance to review the Company’s current executive incentive plans and pay practices, compare them to typical market practices and provide the advantages and disadvantages of various employment contract provisions and compensation structures for the Company to consider with the hiring of a new Chief Executive Officer. Pay Governance provided comparison data from 25 manufacturing companies of similar size and 5 direct competitors as identified by Institutional Shareholder Services, Inc.

Say on Pay; Say on Frequency

The Company believes it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their non-binding advisory votes on the Company’s executive compensation (“Say on Pay”) and will continue to consider the outcome of the votes when making future executive compensation decisions. In 2013, the shareholders approved the Company’s executive compensation by a vote of more than 95%. Consequently, the Company’s 2014 compensation policies and decisions are consistent with the policies and decision-making criteria used in each of the prior two years and are reflected in the employment agreements entered into in January 2014 with the Company’s executives.

As disclosed in the Company’s 2011 proxy statement, the Board of Directors recommended holding Say on Pay votes every three years to coincide with the three-year term of the Company’s employment agreements with most of its named executive officers. The first vote occurred in 2011. In order to receive the Say on Pay votes prior to the execution of the next employment agreements, which were to be entered into at the beginning of 2014, the Company held its subsequent advisory vote on executive compensation in 2013 as a one-time exception to the triennial advisory vote on executive compensation. The Company believes that holding the vote the year prior to entering into new employment agreements should give the Compensation Committee sufficient time to carefully consider how to reflect the shareholders’ evaluation of executive compensation when determining the compensation packages to be offered in the employment agreements. The Company’s next Say on Pay vote will be held no later than the Company’s 2016 Annual Meeting of Shareholders.

The Company’s next non-binding advisory vote on the frequency of Say on Pay votes (“Say on Frequency”) is required to be held no later than the Company’s 2017 Annual Meeting of Shareholders, although an earlier Say on Frequency vote may be held at the discretion of the Board of Directors.

Employment Agreements

We have entered into a written employment agreement with each of our named executive officers. We have also entered into written employment agreements with other key personnel in an effort to retain such personnel.

Our named executive officers entered into three-year employment agreements with terms that began on January 1, 2011 and expired on December 31, 2013 except for Mr. Johnson, whose employment agreement’s term began on November 1, 2010 with his appointment to the position of President of D3 Technologies, Inc. and expired on December 31, 2013. The multiple-year terms allows the Compensation Committee to align the annual base salary and incentive cash bonus elements of executive compensation with the long-term equity-based compensation element of executive compensation.

Each named executive officer’s employment agreement establishes, among other terms, (a) the executive’s base salary and the annual increases in the executive’s base salary, (b) the executive’s applicable performance metrics for purposes of determining whether an annual cash incentive bonus has been earned and the formula for determining the amount of such bonus and (c) the circumstances under which severance is payable to the executive upon the termination of the executive’s employment and the terms of such severance.

The 2013 compensation in the employment agreements with our named executive officers reflects the following:

•
For 2013, the base salaries for our named executive officers increased by approximately 3.00%, except for Mr. Saks, whose base salary increased 6.7% to better align his compensation with the Company’s internal compensation structure. These increases reflect the Company’s recognition of our named executive officers’ dedicated efforts to ensure the success of the Company.

•
The alignment of the annual incentive cash bonus with the performance of the Company as a whole, except with respect to (a) Mr. Grah, who, as the Chief Operating Officer of the Aerostructures segment, has limited opportunities to impact the financial performance of the Engineering Services segment and (b) Mr. Johnson, who, as the President of the Engineering Services segment, has limited opportunities to impact the financial performance of the Aerostructures segment.  We believe that this structure incentivizes the named executive officers to increase collaboration, communication and customer service throughout the Company and to unify the Company’s business approach and strategy across both segments.

•
The use of three levels of bonus, each of which is based on the Company’s (or the Aerostructures segment’s with respect to Mr. Grah and the Engineering Services segment’s with respect to Mr. Johnson) success in achieving the budgeted net operating income, thereby encouraging the named executive officers to maximize the Company’s and its segments’ income.

By its terms, each employment agreement automatically renews for additional one-year periods unless not later than October 31 of any year the executive officer or the Company gives written notice to the other party of his or its intention not to extend the term of the employment agreement.

In January 2014, our named executive officers entered into new three-year employment agreements with terms that began on January 1, 2014 and expire on December 31, 2016, except for Mr. Johnson, whose employment agreement has a two-year term that expires on January 1, 2016.

Elements of our Executive Compensation Program

Our executive compensation program consists of three main elements: base salary, annual incentive cash bonus and long-term incentive equity-based compensation. Consistent with our executive compensation objectives and philosophy, we have structured each element of our compensation package as set forth below. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. There is no set policy or target for allocating among these three components other than to ensure a significant portion of the package is at-risk or performance based.

Base Salary

Base salaries for our named executive officers are designed to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance.  We seek to keep a relative balance between the range of base salaries for our named executive officers and that of our plant general managers, based primarily on the overall responsibility of a corporate executive in relation to the responsibility of a plant general manager.  A relative balance is also maintained among the members of our executive management team with the difference in base salaries being within a relatively narrow range.

Typically, the Company provides for 3.0% annual increases in its named executive officers’ base salaries unless additional compensation is warranted as a result of a change in responsibilities, extraordinary performance or a reduction in other compensation paid to the named executive officer.

For 2013, pursuant to the terms of their employment agreements, the base salaries of each of Messrs. Dickinson, Grah and Johnson and Ms. Maness increased approximately 3.00% from their base salary that was in effect as of the end of 2012. The 3.00% increase was aligned with the average increase in base salary of our other salaried employees from fiscal year 2012 to 2013. Mr. Saks’ base salary increased approximately 6.7% from 2012 to 2013 pursuant to an amendment to his employment agreement which was entered into in 2011 to increase his base salary over the period of 2011, 2012 and 2013 to better align Mr. Saks’ base salary within the Company’s salary structure.

The employment agreements entered into in January 2014 with each of Messrs. Grah and Johnson and Ms. Maness reflect an approximately 3.00% annual increase in 2014 in each named executive officer’s base salary that was in effect as of the end of 2013, which was aligned with the average increase in base salary of our other salaried employees from fiscal year 2013 to 2014. The employment agreements entered into in January 2014 with Mr. Dickinson and Mr. Stebe increase in their base salaries 11.74% and 22.34%, respectively, to reflect their new positions as President of Valent and Chief Financial Officer. Effective March 18, 2014, the Board of Directors appointed Daniel G. Korte to serve as Chief Executive Officer and President of the Company. Upon the hiring of Mr. Korte, the base salary for the position of Chief Executive Officer and President of the Company increased 25%. The increase to the base salary for that position was based in part upon input from a compensation consultant who reviewed the compensation package of our Chief Executive Officer relative to other similarly sized companies in the industry and negotiations with our incoming Chief Executive Officer.

The chart below sets forth the 2013 base salaries of our named executive officers and the percentage increase as compared to their base salaries as of December 31, 2012:

Named Executive Officer	2012 Salary	2013 Salary	Increase
Ronald S. Saks	$375,000	$400,000	6.7% (1)
Lawrence E. Dickinson	$285,000	$293,550	3.0%
Robert T. Grah	$290,460	$299,174	3.0%
Richard L. Johnson	$309,000	$318,000	2.9%
Cynthia G. Maness	$227,565	$234,392	3.0%
Clifford C. Stebe, Jr.	$159,135	$183,909 (2)	15.6% (2)
Charles M. Newell	(3)	$350,000	(3)
Henry H. Newell	(4)	$350,000	(4)
_______________________

(1)
This increase was pursuant to the Amendment to Employment Agreement dated July 11, 2011, which provided for certain increases to Mr. Saks’ base salary in 2011, 2012 and 2013 to better align his compensation with the Company’s internal compensation structure.

(2)
In 2013, Mr. Stebe’s salary was increased the 3% to $163,909 pursuant to his employment agreement, and then increased 12% to $183,909 in recognition of the substantial expansion in Mr. Stebe’s overall duties.

(3)	Mr. C. Newell’s employment agreement commenced January 1, 2013.

(4)	Mr. H. Newell’s employment agreement commenced January 1, 2013.

The chart below sets forth the 2014 base salaries for our named executive officers, except Messrs. Saks, C. Newell and H. Newell who have retired or resigned, and the percentage increase as compared to their base salaries as of December 31, 2013:

Named Executive Officer	2013 Salary	2014 Salary	Increase
Chief Executive Officer and President (1)	$400,000	$500,000 (1)	25.00% (1)
Lawrence E. Dickinson (2)	$293,550	$328,000 (2)	11.74% (2)
Robert T. Grah	$299,174	$308,149	3.00%
Richard L. Johnson	$318,000	$328,000	3.14%
Cynthia G. Maness	$234,392	$241,424	3.00%
Clifford C. Stebe, Jr. (3)	$183,909	$225,000 (3)	22.34% (3)

(1)
Mr. Saks served as Chief Executive Officer and President of the Company throughout 2013 and until his retirement on March 18, 2014, at which time Mr. Korte became Chief Executive Officer and President of the Company, with a base salary of $500,000 per year.

(2)	This increase reflects Mr. Dickinson’s assumption of additional responsibilities upon being promoted to President of Valent.

(3)	This increase reflects Mr. Stebe’s assumption of responsibilities upon being promoted to Chief Financial Officer of the Company.

Annual Incentive Cash Bonus

We use our annual incentive cash bonus program, as set forth in the named executive officers’ employment agreements, to provide our named executive officers with short-term incentives in furtherance of our compensation goals and objectives.  This bonus program is tied to a pre-established operating performance goal rather than appreciation in share value.  We believe that this approach encourages our named executive officers’ team effort to maximize total performance.  The Compensation Committee believes that a performance goal reflecting financial results based on direct financial performance most appropriately incentivizes management for both short-term and long-term results.  The performance goals were initially established by the Compensation Committee and are set forth in each named executive officer’s employment agreement.

There is no cap on the amount of bonus that can be earned by each named executive officer under his employment agreements, but the intent of the annual cash bonus provisions of each employment agreement, based upon budgeted annual income from operations for the year in question, is to provide an annual cash bonus that is roughly equivalent to 15% to 25% of the named executive officer’s salary.

2013 Bonuses

For 2013, the employment agreement of each named executive officer provided for an annual performance bonus calculated as follows:

•
5% of the named executive officer’s base salary if the annual net operating income of the Company (in the case of Messrs. Saks, Stebe and Dickinson and Ms. Maness) or the Aerostructures segment (in the case of Messrs. Grah, C. Newell and H. Newell) or the Engineering Services Segment (in the case of Mr. Johnson) exceeds 60% of the budgeted net annual operating income of the Company, the Aerostructures segment or the Engineering Services segment, as applicable; plus

•
5% of the named executive officer’s base salary if the annual net operating income of the Company (in the case of Messrs. Saks, Stebe and Dickinson and Ms. Maness) or the Aerostructures segment (in the case of Messrs. Grah, C. Newell and H. Newell) or the Engineering Services Segment (in the case of Mr. Johnson) exceeds 100% of the budgeted net annual operating income of the Company, the Aerostructures segment or the Engineering Services segment, as applicable; plus

•
If annual consolidated net operating income of the Company exceeds 60% of the budgeted net annual operating income of the Company, then the following percentage of the annual consolidated net operating income of the Company: Mr. Saks – 0.231%; Mr. Stebe – 0.055%; Mr. Dickinson – 0.132%; Mr. Johnson – 0.220%; Mr. Grah – 0.170%; Ms. Maness – 0.121%; Mr. C. Newell – 0.220%; and Mr. H. Newell – 0.220%.

In 2013, the budgeted net annual operating income of the Company was $40,211,000, the budgeted net annual operating income of the Aerostructures segment was $32,088,000; and the budgeted net annual operating income of the Engineering Services segment was $8,123,000.

As set forth in the table below, the employment agreements provided that (a) if the applicable 60% of the budgeted net annual operating income minimum threshold was achieved, each named executive officer would earn a cash bonus equal to 5% of his base salary, plus (b) if the applicable 100% of the budgeted net annual operating income was achieved each named executive officer would earn an additional cash bonus equal to (i) 5% of his base salary, plus (ii) a percentage of the annual consolidated net operating income of the Company. In 2013, the Aerostructures segment achieved 60% but not 100% of its budgeted net annual operating income and so Mr. Grah received his threshold bonus amount. Neither the Engineering Services Segment nor the Company as a whole achieved 60% of its respective budgeted net annual operating incomes and so no additional cash bonuses were awarded under the annual incentive cash bonus program for 2013.

Named Executive Officer	Bonus as a Percentage of Base Salary – If 60% of the budgeted net annual operating income is met (1)	Bonus as a Percentage of Base Salary – If 100% of the budgeted net annual operating income is met (1)	Additional Bonus as a Percentage of Annual Consolidated Net Operating Income of the Company (1)	2013 Cash Bonus	2013 Cash Bonus as a Percentage of Base Salary Paid in 2013
Ronald S. Saks Former Chief Executive Officer and President	5%	5%	0.231%	$0	0%
Clifford C. Stebe, Jr. Vice President, Chief Financial Officer and Secretary	5%	5%	0.055%	$0	0%
Lawrence E. Dickinson President of Valent, Former Chief Financial Officer and Secretary	5%	5%	0.132%	$0	0%
Robert T. Grah Chief Operating Officer of Aerostructures	5%	5%	0.170%	$14,959	5%
Richard L. Johnson President of D3 Technologies, Inc.	5%	5%	0.220%	$0	0%
Cynthia G. Maness Vice President of Human Resources and Organizational Development	5%	5%	0.121%	$0	0%
Charles M. Newell Former Co-President of Aerostructures	5%	5%	0.220%	$0	0%
Henry H. Newell Former Co-President of Aerostructures	5%	5%	0.220%	$0	0%

(1)
As described above, the total bonus for each executive consists of three components: (a) 5% of the executive’s base salary if the minimum 60% threshold is achieved, plus (b) 5% of the executive’s base salary if the minimum 100% threshold is achieved, plus (c) the applicable percentage of the annual income from operations of the Company If annual consolidated net operating income of the Company exceeds 60% of the budgeted net annual operating income of the Company. The individual thresholds are described above.

2014 Bonuses

For 2014, the employment agreement of each named executive officer provides for an annual performance bonus calculated as follows:

•	5% of the named executive officer’s base salary if the annual net operating income of the applicable business exceeds 60% of the budgeted net annual operating income of such segment; plus

•	5% of the named executive officer’s base salary if the annual net operating income of the applicable business exceeds 100% of the budgeted net annual operating income of such segment; plus

•
If annual consolidated net operating income of the Company exceeds 75% of the budgeted net annual operating income of the Company, then the following percentage of the annual consolidated net operating income of the Company: Mr. Stebe – 0.110%; Mr. Dickinson – 0.180%; Mr. Johnson – 0.220%; Mr. Grah – 0.170%; and Ms. Maness – 0.121%.

The applicable businesses for the bonus calculations are as follows:

Mr. Stebe and Ms. Maness	the Company
Messrs. Dickinson and Grah	the Aerostructures Segment
Mr. Johnson	the Engineering Services Segment

For purposes of determining bonuses, the net annual operating income is calculated excluding any bonus paid pursuant to employment contracts and any income or loss attributable to any entity acquired by or merged into the designated business after the date of the employment agreement. The Compensation Committee plans to set the 2014 budgeted net annual operating income of each designated business at its meeting to be held in May 2014.

Additional Discretionary Bonuses

The Compensation Committee has the authority to award discretionary cash bonuses under our Plan (as defined below) based on extraordinary performance or circumstances. Such cash bonus awards are rarely awarded. However, in 2013, in lieu of amending their compensation agreements to increase their base salary, a one-time cash bonus in the amount of $6,849 was paid to Mr. Stebe to compensate for his additional responsibilities assumed when he was promoted to Chief Financial Officer and $30,742 was paid to Mr. Dickinson to compensate for his additional responsibilities assumed when he was promoted to President of Valent and for his work in connection with the acquisition of Valent. New employment agreements were entered into with Messrs. Stebe and Dickinson along with the other executive officers in January 2014.

Long-Term Incentive Equity-Based Compensation

The long-term incentive equity-based awards for our named executive officers are made under our 2005 Long-Term Incentive Plan (the “Plan”) pursuant to which the Compensation Committee may, among other things, grant or award stock options, shares of restricted stock, restricted stock units and other stock-based or cash awards, subject to certain limitations and restrictions as set forth in the Plan. Our use of stock-based awards for our named executive officers is the primary means by which we provide our named executive officers a long-term incentive that becomes more valuable to the executive to the extent our share value increases, thereby aligning each named executive’s interest with the interest of our shareholders.

The annual grants under the Plan to our executive officers primarily consist of grants of restricted stock awards. Generally, executives who hold shares of restricted stock will have the right to vote such shares as the record owner, but the shares will be subject to forfeiture until vested. We believe that utilization of restricted stock awards provides long-term incentives comparable to the use of stock options while also offering the advantage of reduced market risk to the executive and reduced potential dilution of outstanding shares compared to utilization of an option having the same fair value on the date of grant. Moreover, the Company’s expense for the issuance of restricted stock, which is fixed at the market value on the day of grant, is spread over the vesting period while the expense for stock options involves the use of theoretical assumptions to create a hypothetical value and expense for the options. However, the Company may issue stock options in the future if it determines that circumstances have become more beneficial to do so. Upon a Change in Control (as defined in the Plan), any unvested shares of restricted stock shall immediately vest.

2013 Grants of Restricted Stock

In February 2013, the Compensation Committee awarded shares of restricted stock to certain executive officers. In determining whether to award shares and the number of shares of restricted stock to be awarded to executive officers in 2013, the Compensation Committee evaluated (a) each executive officer’s job responsibility, past performance and anticipated future contributions, (b) the value of the grant and potential appreciation to the executive officer in relation to the other elements of his total compensation, (c) corporate performance and (d) the executive officer’s existing vested and unvested equity holdings. The Compensation Committee awarded 2,400 shares to Mr. Dickinson, 3,000 shares to Mr. Johnson, 2,400 shares to Mr. Grah, 1,200 shares to Mr. Stebe and 2,200 shares to Ms. Maness with aggregate grant date fair values of $53,532, $66,915, $53,532, $26,766 and $49,071, respectively, which are reported below in the Stock Awards column of the Summary Compensation Table. The shares awarded to the named executive officers for the 2013 fiscal year vest on third anniversary of the grant date.

In addition to the annual grants of restricted stock typically made by the Company under the Plan, equity grants may also be made to new executive officers upon the commencement of their employment and, on occasion, to executive officers in connection with a significant change in job responsibility, extraordinary performance or other reasons. .

No other named executive officers received grants of shares of restricted stock in 2013.

Based primarily on discussions with Mr. Saks while he was serving as our Chief Executive Officer and President, and taking into account his significant ownership of our common stock, the Compensation Committee had determined that grants or awards of equity-based compensation to Mr. Saks while serving as Chief Executive Officer and President, would not serve the primary purpose of these grants or awards of providing him long-term incentives. Accordingly, our Chief Executive Officer has historically not received stock options or shares of restricted stock in the past and did not receive any in 2013. Mr. Saks indicated his concurrence with this determination by the Compensation Committee.

2014 Grants of Restricted Stock

In connection with Mr. Korte’s commencement as Chief Executive Officer, on March 14, 2014, the Compensation Committee granted Mr. Korte an incentive grant of the Company’s Common Stock having a fair value of $125,000 on the date of grant (the “Incentive Grant”). The Incentive Grant consists of three Restricted Stock Award Agreements (the “Incentive RSA Agreements”), each of which grants Mr. Korte 2,778 shares of Common Stock (“Incentive Restricted Shares”). The Incentive Restricted Shares will vest if (i) the Company achieves the Price Milestone set forth in the applicable Incentive RSA Agreement, and (ii) Mr. Korte is employed by the Company on the third anniversary of the date on which the Company achieves such Price Milestone. The Company will be deemed to have achieved the Price Milestone, if the Company’s Common Stock has a fair market value equal to or greater than $17.00 per share, $21.00 per share or $25.00 per share, as set forth in the applicable Incentive RSA Agreement, for ten consecutive trading days prior to the third anniversary of the date of grant. If the Company has not achieved the Price Milestone set forth in an Incentive RSA Agreement prior to the third anniversary of the date of grant, the applicable Incentive Restricted Shares shall be terminated and forfeited back to the Company. As part of the Company’s Long-Term Incentive Plan, on March 14, 2014, the Compensation Committee also granted Mr. Korte 23,021 shares of the Company’s Common Stock (the “LTI Restricted Shares”) having an aggregate fair value of $345,315 on the date of grant (the “LTI Grant”). The LTI Restricted Shares will vest on the third anniversary of the date of grant. The LTI Grant and the Incentive Grant were granted under the Company’s 2005 Long-Term Incentive Plan.

Awards of equity grants to our executive officers are made at the discretion of the Compensation Committee based on various factors, as described above. Historically, the Compensation Committee has made a determination of whether to make such awards and the amounts of such awards in the first quarter of the year. For 2014, the Compensation Committee intends to make its determination as to awards of long-term incentive equity-based awards at its meeting to be held in May 2014.

Benefit Programs and Executive Perquisites

In addition to the three basic elements of our executive compensation program described above, our executives participate in other benefit programs, such as group term life and health benefits, disability programs, tuition reimbursement and our Profit Sharing and 401(k) Plan, all of which are available to all of our full-time employees.

Historically, we have not offered perquisites to our executive officers other than the use of a Company furnished automobile or an automobile allowance in lieu thereof.

Change in Control and Severance Practices

Under the Plan, stock-based compensation vests immediately in the event of a change in control of the Company. In addition, the employment agreement of each of our named executive officers provides for the payment of severance if such executive’s employment is terminated in connection with a change in control of the Company. Under the employment agreements that were in place during 2013, if the executive’s employment had terminated within nine months following a change in control, the amount of severance was typically based on the executive’s length of service to the Company and whether the termination of the named executive officer’s employment was for cause or for good reason. Pursuant to the employment agreements entered into in January 2014, if the executive’s employment terminates within nine months following a change in control, the amount of severance will be based on whether the termination of the named executive officer’s employment was for cause or for good reason.

An executive may also be entitled to severance under his or her employment agreement if the executive’s employment terminates outside of the context of a change in control, depending on the reason for the termination.  Under the employment agreements that were in place during 2013, the amount of severance eligibility varied depending on the length of service and whether the termination of the named executive officer’s employment was for cause or voluntary. Pursuant to the employment agreements entered into in January 2014, the amount of severance eligibility will be based on whether the termination of the named executive officer’s employment was for cause or voluntary. For additional information regarding the payment of severance in connection with changes in control and otherwise, please see the section below titled “Compensation of Executive Officers – Executive Compensation Tables – Potential Payments Upon Termination.”

The severance arrangements with each of our executive officers are considered to be a necessary part of the process in the recruitment and retention of qualified executives. These severance arrangements allow our executives to focus on shareholder interests in considering strategic alternatives and assist the Company in providing income protection for executives in the event of an involuntary termination of employment.

Policy for Recoupment of Incentive Compensation

In order to further align our executives’ interests with the interests of our shareowners and support good governance practices, each executive’s employment agreement also includes a provision that states that any compensation paid to an executive constituting “incentive based compensation” for purposes of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) shall be subject to recoupment pursuant to Section 954 of the Dodd-Frank Act and the Company’s Policy for Recoupment of Incentive Compensation, as such policy may be modified from time to time to comply with Section 954 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its chief executive officer or the other named executive officers. Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation. Our intent is to structure compensation paid to our executives to be deductible; however, from time to time, the Compensation Committee may award compensation that may not be deductible if it determines that such awards are consistent with our compensation philosophy and in the best interest of our shareholders. We believe that all of the 2013 compensation paid to our executive officers is fully deductible.

COMPENSATION COMMITTEE REPORT

In fulfilling its duties and responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s 2014 proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF
LMI AEROSPACE, INC.

Judith W. Northup, Chair of the Compensation Committee
Joseph Burstein, Member John S. Eulich, Member

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers, for the fiscal years ended December 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards (1) ($)	Non-Equity Incentive Plan (2) ($)	All Other Compensation (3) ($)	Total ($)
Ronald S. Saks -Former Chief Executive Officer and President	2013	400,000	-	-	-	23,550	423,550
	2012	375,000	-	-	94,990	12,481	482,471
	2011	339,840	-	-	77,310	12,427	429,577
Clifford C. Stebe, Jr. - Vice President, Chief Financial Officer and Secretary (4)	2013	183,909	6,849 (5)	19,295	-	1,397	211,450
	-	-	-	-	-	-	-
	-	-	-	-	-	-	-
Lawrence E. Dickinson - President of Valent, Former Chief Financial Officer and Secretary (6)	2013	293,550	30,742 (7)	-	-	4,134	328,426
	2012	255,663	-	71,925	57,816	3,736	389,140
	2011	238,722	-	41,738	46,415	3,379	330,254
Robert T. Grah - Chief Operating Officer of Aerostructures	2013	299,174	-	-	14,959	7,935	322,068
	2012	290,460	-	55,485	70,630	7,935	424,510
	2011	282,000	-	50,085	58,504	13,935 (8)	404,524
Richard L. Johnson - President of D3 Technologies, Inc.	2013	318,000	-	48,014	-	8,164	374,178
	2012	307,442	-	-	93,608	8,398	409,448
	2011	301,558	-	100,011	67,135	58,397 (9)	527,101
Cynthia G. Maness - Vice President of Human Resources and Organizational Development	2013	234,392	-	-	-	9,372	243,764
	2012	227,565	-	46,238	51,313	8,917	334,033
	2011	220,937	-	41,738	42,652	9,039	314,366
Charles M. Newell - Former Co-President of Aerostructures (10)	2013	294,808	616,000 (11)	-	-	280,077 (12)	1,190,885 (11) (12)
	-	-	-	-	-	-	-
	-	-	-	-	-	-	-
Henry H. Newell - Former Co-President of Aerostructures (13)	2013	294,808	616,000 (14)	-	-	280,077 (15)	1,190,885 (14)(15)
	-	-	-	-	-	-	-
	-	-	-	-	-	-	-

(1)
This column represents the aggregate grant date fair value of restricted shares awarded to each officer during the 2013 fiscal year computed in accordance with FASB ASC Topic 718. Pursuant to Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
The amounts in this column represent the cash bonuses awarded under our annual incentive cash bonus program and our named executive officers’ employment agreements for the year reported. In 2013, the Aerostructures segment achieved 60% of its budgeted net annual operating income and so Mr. Grah received his threshold bonus amount. The Engineering Services Segment and the Company did not achieve 60% of their budgeted net annual operating incomes and so no additional cash bonuses were awarded under the program for 2013.

(3)
The amounts in this column represent compensation for items that are not reportable elsewhere in the Summary Compensation Table, including but not limited to, perquisites and other personal benefits; “gross-ups’ or other amounts reimbursed for the payment of taxes; the amount paid or due in connection with any retirement, resignation, severance, or other termination; the Company’s contributions to defined contribution plans; the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to life insurance for the benefit of a named executive officer; and the dollar value of any dividends or other earnings paid on stock or option awards, when those amounts were not factored into the grant date fair value required to be reported for such award.

(4)	Mr. Stebe became Chief Financial Officer in November 2013. He was not a named executive officer in 2012 or 2011.

(5)
Mr. Stebe received a one-time payment for additional duties he assumed in 2013 upon becoming Chief Financial Officer. A new employment agreement was entered into with Mr. Stebe in January 2014 reflecting his new role and base salary.

(6)	Mr. Dickinson served as Chief Financial Officer until November 2013.

(7)
Mr. Dickinson received a one-time payment for additional duties he assumed in 2013 upon becoming President of Valent and a discretionary bonus for his work on the acquisition of Valent. A new employment agreement was entered into with Mr. Dickinson in January 2014 reflecting his new role and base salary.

(8)	Includes $6,000 in additional payroll granted for services performed in 2010.

(9)	Includes a $100,000 signing bonus, $50,000 of which was paid in 2010 and $50,000 of which was paid in 2011.

(10)	Mr. C. Newell’s employment agreement commenced January 1, 2013. Mr. C. Newell resigned effective October 31, 2013.

(11)	Represents a bonus paid to Mr. C. Newell pursuant to the Resignation Agreement and General Release entered into in connection with his resignation, which was effective October 31, 2013.

(12)
Includes $175,000 severance paid to an escrow agent pursuant to the Resignation Agreement and General Release entered into in connection with Mr. C. Newell’s resignation, which will be paid to Mr. C. Newell on the date that is 6 months and 1 day following his resignation date; $100,000 paid in one lump sum pursuant to the Independent Contractor Agreement entered into between the Company and Mr. C. Newell as of October 31, 2013; and a $5,077 car allowance.

(13)	Mr. H. Newell’s employment agreement commenced January 1, 2013. Mr. H. Newell resigned effective October 31, 2013.

(14)	Represents a bonus paid to Mr. H. Newell pursuant to the Resignation Agreement and General Release entered into in connection with his resignation, which was effective October 31, 2013.

(15)
Includes $175,000 severance paid to an escrow agent pursuant to the Resignation Agreement and General Release entered into in connection with Mr. H. Newell’s resignation, which will be paid to Mr. H. Newell on the date that is 6 months and 1 day following his resignation date; $100,000 paid in one lump sum pursuant to the Independent Contractor Agreement entered into between the Company and Mr. H. Newell as of October 31, 2013; and a $5,077 car allowance.

Grants of Plan-Based Awards

The following table provides the threshold and estimated target opportunity for each named executive officer under the 2013 annual cash incentive bonus plan and the restricted stock awards granted under the Company’s long-term incentive compensation plan. The information consists of the potential threshold and estimated target cash bonus awards calculated pursuant to the terms of our named executive officers’ employment agreements and the shares of restricted stock actually awarded under the Plan, as discussed above. No stock options were granted to any named executive officer in 2013.

	Estimated Future Payouts Under				All Other Stock	Grant Date Fair
	Non-Equity Incentive Plan Awards (1)				Awards:	Value of Stock
Name	Grant	Threshold	Target	Maximum	Number of	and Option
	Date	(2) ($)	(3) ($)	(4) ($)	Shares of Stock or	Awards
					Units (5) (#)	($)
Ronald S. Saks	February 12, 2013	20,000	132,887	(4)		-
Clifford C. Stebe, Jr.	February 12, 2013	9,195	40,506	(4)		-
	February 11, 2013	-	-	-	1,200	26,766
Lawrence E. Dickinson	February 12, 2013	14,678	82,435	(4)		-
	February 11, 2013	-	-	-	2,400	53,532
Robert T. Grah	February 12, 2013	14,959	98,277	(4)		-
	February 11, 2013	-	-	-	2,400	53,532
Richard L. Johnson	February 12, 2013	15,900	120,264	(4)		-
	February 11, 2013	-	-	-	3,000	66,915
Cynthia G. Maness	February 12, 2013	11,720	72,095	(4)		-
	February 11, 2013	-	-	-	2,200	49,071
Charles M. Newell	February 12, 2013	17,500	123,464	(4)		-
Henry H. Newell	February 12, 2013	17,500	123,464	(4)		-

(1)
The threshold and estimated target amounts of annual incentive cash bonuses are determined pursuant to each executive’s employment agreement that was effective in fiscal year 2013. The material terms of the annual incentive cash bonuses, including the applicable thresholds and percentages, are described under “Compensation of Executive Officers – Compensation Discussion and Analysis – Elements of our Executive Compensation Program – Annual Incentive Cash Bonus” above. The actual annual incentive cash bonuses paid to the named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation table.

(2)
Represents 5% of the named executive officer’s base salary, the threshold payout of annual incentive cash bonus for fiscal year 2013 pursuant to each named executive officer’s employment agreement, assuming that annual net operating income of the Company or its applicable segments exceeds 60% of the budgeted net annual operating income of the Company or such applicable segment. See the discussion in “Compensation of Executive Officers – Compensation Discussion and Analysis – Elements of our Executive Compensation Program – Annual Incentive Cash Bonus” in the Compensation Discussion & Analysis section.

(3)
Represents the estimated target payout of annual incentive cash bonus for fiscal year 2013 pursuant to each named executive officer’s employment agreement, assuming that applicable annual net operating income exceeds 100% of the applicable budgeted net annual operating income. The total bonus in such an instance is equal to: (a) 5% of the named executive officer’s base salary plus (b) an additional 5% of the named executive officer’s base salary plus (c) a percentage of the annual consolidated net operating income of the Company. For this estimate, the assumption is that the Company achieved 100% of its budgeted annual consolidated net operating income. See the discussion in “Compensation of Executive Officers – Compensation Discussion and Analysis – Elements of our Executive Compensation Program – Annual Incentive Cash Bonus” in the Compensation Discussion & Analysis section.

(4)
In accordance with the employment agreement for each respective named executive officer, there is no limitation on the amount of non-equity incentive plan awards that could be earned by each named executive officer in 2013, with the maximum opportunity being a percentage of the annual consolidated net operating income of the Company.

(5)
This column represents awards of restricted stock made pursuant to the Plan. The material terms of the restricted stock awards are described under “Compensation of Executive Officers – Compensation Discussion and Analysis – Elements of our Executive Compensation Program – Long-Term Incentive Compensation – 2012 Grants of Restricted Stock” above.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding unvested equity awards held by our named executive officers as of December 31, 2013. Messrs. Saks, C. Newell and H. Newell had no outstanding unvested equity awards as of December 31, 2013.

	Option Awards (1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Clifford C. Stebe, Jr.	-	-	-	3,200	47,168
Lawrence E. Dickinson	-	-	-	8,400	123,816
Robert T. Grah	-	-	-	8,100	119,394
Richard L. Johnson	-	-	-	8,060	118,804
Cynthia G. Maness	-	-	-	6,950	102,443

(1)	There were no option awards outstanding as of December 31, 2013.

(2)
Amounts shown in this column represent the number of time-based restricted shares granted to each named executive officer that had not vested as of December 31, 2013. These awards vest on the third anniversary of the grant date. Subsequent to December 31, 2013, the following time-based restricted shares vested: Mr. Stebe: 1,000 shares; Mr. Dickinson: 2,500 shares; Mr. Grah: 3,000; and Ms. Maness: 2,500 shares. The remaining time-based restricted shares vest as follows: Mr. Stebe: 1,000 shares February 3, 2015 and 1,200 shares February 11, 2016; Mr. Dickinson: 3,500 shares February 3, 2015 and 2,400 shares February 11, 2016; Mr. Grah: 2,700 shares February 3, 2015 and 2,400 shares February 11, 2016; Mr. Johnson: 5,060 shares November 1, 2014 and 3,000 shares February 11, 2016; and Ms. Maness: 2,250 shares February 3, 2015 and 2,200 shares February 11, 2016.

(3)	Market value of unvested shares is based on closing market price of $14.74 per share on December 31, 2013.
Option Exercises and Stock Vested

There were no option awards outstanding as of December 31, 2013. The table below sets forth information regarding the vesting of shares of restricted stock held by our named executive officers during 2013. Messrs. Saks, C. Newell and H. Newell did not hold any equity awards during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Clifford C. Stebe, Jr.	-	-	1,000	$19,295
Lawrence E. Dickinson	-	-	-	-
Robert T. Grah	-	-	-	-
Richard L. Johnson	-	-	3,132	$48,014
Cynthia G. Maness	-	-	-	-

(1)	Represents the aggregate intrinsic value realized upon exercise of the options.
(2)	Represents the aggregate market value of the restricted stock at vesting.

Pension Benefits

None of our named executive officers is covered by a defined pension benefit plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

We do not provide our executives with any nonqualified deferred compensation plans.

Potential Payments Upon Termination

Pursuant to the terms of our employment agreements entered into in 2014, an executive officer may be entitled to severance payments upon termination of employment in certain circumstances. If a named executive officer is terminated for “cause”, or due to death or permanent disability, the executive will receive his or her base salary accrued but unpaid as of the date of the termination, and in the case of Mr. Johnson, if terminated without cause or due to death, pay for any accrued but unused vacation time. Pursuant to the employment agreements, if an executive is terminated without “cause” and other than in connection with a change of control of the Company, the executive will receive twelve months of base salary.

Within nine months following a change in control of the Company, if a named executive officer’s employment is involuntarily terminated or the named executive officer elects to terminate his employment for “good reason”, the named executive officer will receive severance in an amount equal to two and one-half times the executive’s annual base salary and any reasonably anticipated performance bonus for the fiscal year in which the executive’s employment was terminated on a prorated basis. Within ninety days following a change in control of the Company, if a named executive officer voluntarily terminates his or her employment without “good reason”, the named executive officer will receive twelve months of base salary.

Except under limited circumstances, severance will be paid in equal monthly installments in accordance with our regular pay schedule. In addition, severance payments are subject to the executive signing a release.

For purposes of the above, the definition of “cause” may include termination for (a) engaging in negligence or willful misconduct in the performance of executive’s duties, which is materially injurious to the Company, (b) willfully failing to observe the Company’s policies, (c) committing acts of dishonesty in interactions or dealings with the Company, its employees or customers, (d) losing or having suspended licenses, clearances or bonding required to perform executive’s duties under the employment agreement, and violating any law, rule or government regulation (other than traffic violations, misdemeanors or similar offenses that do not involve moral turpitude) or being convicted of or pleading nolo contendere to any felony. For purposes of the above, the definition of “good reason” may include: (a) a significant reduction of the executive’s duties, authority or responsibilities, (b) requirement to relocate executive’s primary work location more than fifty miles from then present location, or (c) loss of full time employment on terms comparable to those set forth in the employment agreement.

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that our named executive officers would have been entitled to receive upon termination under various circumstances. The payments are determined pursuant to the terms of the Plan, the restricted stock agreements made under the Plan and the respective employment agreements in effect at the time, and assume termination occurred on December 31, 2013, except in the case of Messrs. C. Newell and H. Newell, in which case the table sets forth the actual amounts paid upon their termination in 2013.

Name	Benefit (1)	Termination: Voluntary or For Cause, Death or Disability ($)	Termination: Without Cause (2) ($)	Change in Control: Involuntary or for Good Reason (3) ($)	Change in Control: Voluntary ($)
Ronald S. Saks	Restricted Stock (4)	-	-	-	-
	Cash Severance (5)	-	400,000	1,000,000	400,000
Total		-	400,000	1,000,000	400,000

Clifford C. Stebe, Jr.	Restricted Stock (4)	-	-	47,168	47,168
	Cash Severance (5)	-	91,955 (6)	183,909	91,955 (6)
Total		-	91,955	231,077	139,123

Lawrence E. Dickinson	Restricted Stock (4)	-	-	123,816	123,816
	Cash Severance (5)	-	293,550	733,875	293,550
Total		-	293,550	857,691	417,336

Robert T. Grah	Restricted Stock (4)	-	-	119,394	119,394
	Cash Severance (5)	-	299,174	762,894	299,174
Total		-	299,174	882,288	418,568

Richard L. Johnson	Restricted Stock (4)	-	-	118,804	118,804
	Cash Severance (5)	-	159,000 (7)	636,000	159,000 (7)
Total		-	159,000	754,804	277,804

Cynthia G. Maness	Restricted Stock (4)	-	-	102,443	102,443
	Cash Severance(5)	-	234,392	585,980	234,392
Total		-	234,392	688,423	336,835

Charles M. Newell	Restricted Stock	-	-	-	-
	Cash Severance (8)	791,000	-	-	-
Total		791,000	-	-	-

Henry H. Newell	Restricted Stock	-	-	-	-
	Cash Severance (9)	791,000	-	-	-
Total		791,000	-	-	-

(1)
The amounts shown in this table do not include accrued salary, earned but unpaid bonuses or reimbursement of reasonable business expenses. Those amounts are payable to the executive officer upon any termination of employment, including an involuntary termination with cause and a resignation without good reason. No accelerated benefit will be paid to the extent that it would constitute an excess parachute payment under Section 280G(b)(3) of the Internal Revenue Code. As of December 31, 2013, there were no named executive officers who would have received payments that would constitute excess parachute payments.

(2)	A termination without cause is any termination by the Company other than for cause or in connection with a change in control.

(3)	This amount represents two and one-half times the executive’s base salary as of December 31, 2013, plus the executive’s reasonably anticipated performance bonus for the year.

(4)
The restricted stock value is calculated using the closing market price of $14.74 per share on December 31, 2013, multiplied by the number of shares that would have become vested as a result of the change in control on that date.

(5)	These amounts are based on the executive’s base salary in effect as of December 31, 2013.
(6)
This amount represents six months of Mr. Stebe’s base salary pursuant to his employment agreement that was in effect on December 31, 2013. As discussed in the narrative above, the employment agreements entered into in January 2014 award twelve months of severance rather than six months.

(7)
This amount represents six months of Mr. Johnson’s base salary pursuant to his employment agreement that was in effect on December 31, 2013. As discussed in the narrative above, the employment agreements entered into in January 2014 award twelve months of severance rather than six months.

(8)
This amount represents the $616,000 bonus and $175,000 severance payment that the Company paid Mr. C. Newell pursuant to the Resignation Agreement and General Release dated as of October 31, 2013. In addition to these amounts, the Company paid Mr. C. Newell a $100,000 lump sum pursuant to the Independent Contractor Agreement entered into between the Company and Mr. C. Newell as of October 31, 2013, as disclosed in the Summary Compensation Table.

(9)
This amount represents the $616,000 bonus and $175,000 severance payment that the Company paid Mr. H. Newell pursuant to the Resignation Agreement and General Release dated as of October 31, 2013. In addition to these amounts, the Company paid Mr. H. Newell a $100,000 lump sum pursuant to the Independent Contractor Agreement entered into between the Company and Mr. H. Newell as of October 31, 2013, as disclosed in the Summary Compensation Table.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”), as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the current fiscal year ending December 31, 2014.

PwC’s report on the financial statements of the Company for the past fiscal year and the fiscal years ending December 31, 2012 and December 31, 2011 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the Company’s audit for each of the three most recent fiscal years, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused the firm to make reference thereto in its report in the financial statements for such years.

During the Company’s most recent fiscal year, there were no reportable events as defined in Regulation S-K, Item 304(a)(1)(v).

A proposal will be presented at the Annual Meeting to ratify the appointment of PwC as the Company’s independent registered public accounting firm. One or more of the representatives of that firm are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Neither the Company’s Amended and Restated By-laws nor its other governing documents or laws require shareholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the amount of audit fees, tax fees, audit-related fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the years ended December 31, 2013 and December 31, 2012:

	2013	2012

Audit Fees (1)	$875,000	$624,000
Tax Fees (2)	323,422	369,094
Audit-Related Fees	42,000	580,025
All Other Fees	2,700	2,700
Total Fees	$1,243,122	$1,575,819

(1)	Includes annual financial statement audit, audit of the Company’s internal control over financial reporting and quarterly review services.

(2)	Includes fees associated with federal, state and international tax compliance and consulting services.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the Company’s independent registered public accounting firm. All of the fees listed above were pre-approved in accordance with this policy. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to its Chair the authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. The Audit Committee, after review and discussion with PricewaterhouseCoopers LLP of the Company’s pre-approval policies and procedures, determined that the provision of these services in accordance with such policies and procedures was compatible with maintaining the firm’s independence.

ANNUAL REPORT

The Annual Report of the Company for the 2013 fiscal year accompanies this Notice of Annual Meeting and Proxy Statement.

FUTURE PROPOSALS

In order for a stockholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for the 2015 Annual Meeting, we must receive it no earlier than December 17, 2014, the date that is expected to be approximately 150 days prior to the mailing of the proxy statement for that annual meeting, and no later than January 16, 2015, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for that annual meeting. To be considered for inclusion in our proxy statement for the 2015 Annual Meeting, the stockholder proposal must be in compliance with Rule 14a-8 under the Exchange Act. In order for a stockholder proposal outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the stockholder proposal must be received by the Company no later than April 1, 2015. Stockholder proposals must be submitted by written notice delivered to the Secretary at the address listed on the cover page of this Proxy Statement.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with our Board of Directors, specific individual directors or the non-employee directors as a group, may do so by directing a written request addressed to such director(s) in care of the Corporate Secretary at the address appearing on the first page of this proxy statement. Such communication will be directed to the intended director, group of directors or the entire Board of Directors, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or annual report is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or annual report, you may call us at (636) 946-6525 or send a written request to LMI Aerospace, Inc., 411 Fountain Lakes Boulevard, St. Charles, Missouri 63301, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or annual report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than as set forth in the Notice that accompanies this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Clifford C. Stebe, Jr.
Secretary

St. Charles, Missouri
April 30, 2014

LMI AEROSPACE, INC.
ATTN: SUZANNE PAINOVICH
411 FOUNTAIN LAKES BLVD.
ST. CHARLES, MO 63301

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M75313-P49476 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LMI AEROSPACE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sanford S. Neuman
02) John S. Eulich
03) Judith W. Northup

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. RATIFICATION OF THE ENGAGEMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	▢	▢	▢

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please date and sign exactly as your name appears on the envelope. In the case of joint holders, each must sign. When signing as attorney, executor, etc., give full title. If signer is a corporation or other entity, execute in full corporate or company name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement, Annual Report on Form 10-K and Proxy Card are available at www.proxyvote.com.

M75314-P49476

LMI AEROSPACE, INC.
ANNUAL MEETING OF SHAREHOLDERS
June 25, 2014

The undersigned hereby appoints Clifford C. Stebe, Jr., or if Mr. Stebe is unable or declines to exercise such rights hereunder, the undersigned appoints Daniel G. Korte, with full power of substitution, the true and lawful attorney and proxy of the undersigned to vote all the shares of Common Stock, $0.02 par value per share, of LMI Aerospace, Inc. owned by the undersigned at the Annual Meeting of Shareholders to be held at 411 Fountain Lakes Blvd., St. Charles, Missouri 63301, beginning at 10:00 a.m. local time, June 25, 2014, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFICED, BUT THIS PROXY IS PROPERLY EXECUTED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES THAT HE/SHE HAS RECEIVED A COPY OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT.

Continued and to be signed on reverse side